Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

November 1, 2021

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated March 8, 2021, to the Conflicts Committee of the Board of Directors and the Board of Directors of Apollo Global Management, Inc. (the “Company”), as an Annex to the prospectus that forms a part of Amendment No. 3 to the Registration Statement on Form S-4 of the Company, as filed by the Company on May 7, 2021 (the “Amended Registration Statement”), relating to the proposed business combination transaction between the Company and Athene Holding Ltd. and (ii) the references in the Amended Registration Statement to such opinion and our firm in the Amended Registration Statement under the headings “Summary–Opinion of AGM’s Financial Advisor,” “Risk Factors–Risks Relating to the Mergers,” “The Mergers–Recommendation of the AGM Board of Directors; AGM’s Reasons for the Merger,” “The Mergers–Opinion of AGM’s Financial Advisor,” “Annex A–Agreement and Plan of Merger,” “The Mergers–AGM Unaudited Financial Projections,” and “Annex G–Opinion of Barclays.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.

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